Exhibit 10.1

May 14, 2012

Ms. Denise Kassekert

400 4th Street

Riverton, NJ 08077

RE: Separation of Employment

Dear Denise:

This is to memorialize the understanding we have reached regarding your separation from employment, which will be effective June 15, 2012 regardless of whether you sign this Agreement. By way of background, you entered into an employment agreement with Beneficial Mutual Bancorp, Inc. (the “Company”) and Beneficial Mutual Savings Bank (the “Bank”) which was amended and restated in its entirety effective March 17, 2009 and again amended May 20, 2010 (the “Employment Agreement”). Due to multiple reasons, you have decided to resign your employment and positions with the Company and the Bank.

This letter sets forth the understanding between the Company, the Bank and you regarding the terms of your separation from employment and resolves any and all disputes that may exists between the Company and the Bank on one hand, and you on the other. Upon your acceptance of the terms and conditions set forth in this Letter Agreement, the Company and the Bank agree to provide you with the severance package set forth below the conditions described herein.

1. Separation From Employment. Your employment with the Company and the Bank ends June 15, 2012 (“Last Day”). I have received from you a resignation letter stating you resign from the Company and the Bank, as well as from all Officer positions you may hold, effective June 15, 2012. Your personnel records will reflect that you resigned voluntarily from the Company and the Bank. You will be paid your current salary through June 15, 2012 and accrued but unused vacation, less tax withholdings and other deductions authorized by law or by you, whether you sign this Letter Agreement or not. You have no further entitlement to anything else from the Company or the Bank.

2. Separation Package.

(a) Upon your execution of this Letter Agreement and with the next full payroll cycle after the expiration of the Revocation Period described in Section 3.(c) below, and as long as you have not revoked this Letter Agreement, the Bank will provide you with severance pay in the amount of $666,900 payable ratably over a two (2) year period, less federal, state and local taxes and other withholdings required by law, through the Bank’s regular payroll and in accordance with the Bank’s normal pay schedule.

(b) You will continue to receive medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Company and the Bank through June 14, 2014. You will continue to be responsible to pay the employee portion of this insurance, which will be deducted from your severance payments or as otherwise agreed. In order to continue your health care coverage, you must complete the COBRA forms electing continuation of coverage. The Bank will pay the premium for the duration of the available COBRA coverage, which is normally 18 months, for no more than 24 months, less the employee portion. Should you no longer be eligible for COBRA after 18 months, the Bank will pay the premium for private insurance for the remaining 6 months of the 24 month period up to the amount the Bank would have paid if you were still on COBRA. Should you decide to purchase private insurance prior to the expiration of 18 months, the Bank will reimburse you the cost of the private insurance in the amount of the cost of the COBRA coverage, or the cost of the private insurance, whichever is less, upon submission of the premium bill and proof of payment. You will remain responsible to pay the amount you paid for the employee portion of your health insurance charged to you prior to your election to buy private insurance. In the event you become eligible for medical and/or dental and/or life insurance coverage with another employer, you will notify Ms. Colonna, or her successor, if any, that you are so eligible and, in that event, whichever insurance coverage you become eligible for will no longer be provided by the Company or the Bank.

(c) The Bank will reimburse you for the balance of your Union League dues for 2012. You must present the bills and proof of payment.

(d) You acknowledge that the payments provided to you or on your behalf in this paragraph constitute a severance package, and that you are receiving benefits to which you are not otherwise entitled. The payments set forth in this paragraph are in lieu of any additional compensation and you will not receive, and are not entitled to receive, any additional salary, bonuses, awards, incentive payments, discretionary payments or other amounts.

3. General Release.

(a) In consideration for the above, and all of the terms of this Letter Agreement, you, for yourself, your agents, successors, heirs, personal representatives, and assigns (all of whom are hereinafter individually and collectively referred to as “Releasors”), hereby release and forever discharge the Company, the Bank and each of its and their subsidiaries, affiliates, related companies, divisions, predecessors, successors, interests, assigns, and/or entities in which each has an ownership interest, and each of their present and former agents, servants, shareholders, employees, officers, directors, trustees, representatives, attorneys, investors and insurers and each of their heirs, personal representatives, successors, executors and administrators and all persons acting by, through, under and/or in concert with any of them (all of whom are hereinafter individually and collectively referred to as “Releasees”) of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, covenants, agreements, expenses, attorneys’ fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever from the beginning of the world to the effective date of this Letter Agreement (hereinafter “Claims”), including but not limited to those relating to your employment with the Company, the terms and conditions of such employment, and the termination of that employment.

(b) The release in this Section specifically includes, but is not limited to, any and all: (i) Claims for wages and benefits, (ii) Claims for wrongful or constructive discharge and breach of contract (whether express or implied); (iii) Claims for alleged employment discrimination or retaliation on the basis of age, race, color, religion, sex, national origin, veteran status, disability, and/or any other protected classification in violation of any federal, state or local statute, ordinance, judicial precedent or executive order; (iv) Claims under any federal, state or local law relating to employee benefits or pensions that are waivable by law; (v) Claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress and negligence); (vi) Claims arising under any federal, state, or local statute, ordinance, rule, regulation, or common law principle; (vii) Claims for additional compensation or damages of any kind, including but not limited to compensatory and punitive damages; (viii) Claims for attorney’s fees and costs; (ix) Claims under any employment practice of the Company or the Bank, and/or their agents and all persons acting by, through, under or in concert with the Company or the Bank; (x) Claims relating to employment, any employment benefit, or entitlement to employment against the Company or the Bank.

(c) The release set forth in this paragraph is intended to comply with Section 201 of the Older Workers’ Benefit Protection Act of 1990. Accordingly, you acknowledge, represent and certify that: (i) you waive all rights or claims under the Age Discrimination and Employment Act, (“ADEA”), knowingly and voluntarily in exchange for consideration of value to which you would not otherwise have been entitled; (ii) you have been advised by this writing to consult with an attorney of your choice in conjunction with this Letter Agreement and your decision to waive your rights or claims under the ADEA or otherwise; (iii) you have been given a period of at least twenty-one (21) days within which to consider this Letter Agreement and your decision to waive your rights under the ADEA or otherwise; (iv) you have been informed and understand that you may revoke your acceptance of this Letter Agreement for a period of seven (7) days after signing it by delivering a written notice of such revocation to Beneficial Mutual Savings Bank (“Revocation Period”), and that this Letter Agreement will not become effective or enforceable until after the seven (7) day period has expired, and that any revocation you make shall be in writing, sent by fax or overnight mail, to: Cecile Colonna, Senior Vice President, Human Resources, Beneficial Mutual Savings Bank, 530 Walnut Street, Philadelphia, PA 19106; fax 215-864-1759; and, (v) you further understand that if you revoke your acceptance as described above, this Letter Agreement shall be null and void in its entirety, and if you have not revoked this Letter Agreement by the end of the seven (7) day period, this Letter Agreement will be in full force and effect.

(d) You understand and acknowledge that this general release applies to all employment-related claims that you now have or may have had to the effective date of this Letter Agreement. However, nothing in the general release contained in this Section releases, or is intended to release, any rights you may have to amounts, if any, in your account in the Bank’s 401(k) Plan, which is covered by its plan documents, amendments thereto, and applicable law. This release also does not preclude you from filing a discrimination charge with an applicable federal, state or local agency, but it does preclude you from obtaining anything of monetary value in connection therewith. Nor does this release include any claims that are not waivable by law.

4. Severance Pay Plan. You specifically acknowledge and agree that you are not a participant in, and are not entitled to any benefits under, the Severance Pay Plan for Eligible Employees of Beneficial Mutual Bancorp, Inc., amended and restated effective March 9, 2009.

5. “Specified Employee.” Notwithstanding anything in this Agreement to the contrary, to the extent payments do not meet the short-term deferral exception of Section 409A of the Internal Revenue Code and, in the event you are a “Specified Employee” (as defined herein), no payment shall be made to you under this Letter Agreement prior to the first day of the seventh month following the Last Day in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of (A) the sum of your annualized compensation based upon the annual rate of pay for services provided to the Company and the Bank for the calendar year preceding the year in which the Last Day occurs, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the calendar year in which the Last Day occurs. Any payments up to the permitted amount may be made beginning on the 30th day following the Last Day. Any payment in excess of the permitted amount shall be made to you beginning on the first day of the seventh month following the Last Day. “Specified Employee” shall be interpreted to comply with Section 409A of the Internal Revenue Code and shall mean a key employee within the meaning of Section 416(i) of the Internal Revenue Code (without regard to Section 5 thereof), but an individual shall be a “Specified Employee” only if the Company or Bank is a publicly-traded institution or a subsidiary of a publicly traded institution.

6. Section 409A. For purposes of section 409A of the Internal Revenue Code, all payments made under this Letter Agreement on or before December 15, 2012 are regarded as and shall be treated as short-term deferral payments, all payments made after December 15, 2012 up to the permitted amount are being made upon a “separation from service” (within the meaning of such term under section 409A of the Internal Revenue Code), each payment made under this Letter Agreement shall be treated as a separate payment, the right to a series of installment payments under this Letter Agreement is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Letter Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under section 409A of the Internal Revenue Code, or would cause the administration of this Letter Agreement to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable on the 1st day of the 7th month following the Last Day. In no event shall you, directly or indirectly, designate the calendar year of payment. The Company, Bank and you all agree to report all amounts paid to you hereunder for federal and state tax purposes as having been made in accordance with this Section 6.

7. Payments. All payments made under this Letter Agreement shall be made in accordance with the payroll cycles of the Bank and shall not require the issuance of a payment outside the normal payroll cycle.

8. Indemnification.

(a) You shall be indemnified by the Company and Bank as to any liability, cost or expense for which you would have been indemnified during employment or thereafter, in accordance with Section 13 of the Employment Agreement, the Company’s or Bank’s certificate of incorporation, by-laws, or charter or any insurance coverage in force for employees, executives or officers of the Company or Bank and for actions taken on behalf of the Company or Bank within the scope of your employment by the Company and Bank or within the scope of your duties as an officer of the Company and Bank. It is expressly understood and agreed that Section 13 of the Employment Agreement shall survive your separation of employment.

(b) You will indemnify and hold harmless the Company, the Bank and Releasees from any and all claims, liability and attorneys’ fees and costs that may arise or be incurred in connection with payments made to you or on your behalf under Section 2 of this Letter Agreement, particularly with respect to any claims raising issues under any federal, state or local tax law.

9. Cooperation. You agree to cooperate with and to respond promptly to the Company’s and the Bank’s reasonable requests for information relating to your job duties with the Bank.

10. Payments to Heirs. In the event of your death prior to your receipt of all payments provided for in Section 2(a) of this Letter Agreement, the remaining payments shall be paid and/or distributed to your heirs and/or personal representative. Medical benefits for your family members who are currently covered, and who survive you and who remain eligible for coverage, will also continue in accordance with Section 2(b).

11. No Legal or Administrative Action. You agree you have not and will not bring any legal action against any of the Releasees for any claim waived and released under this Letter Agreement and represent and warrant that no such claim has been filed to date. You further represent and warrant you have not suffered any injury or illness which occurred while you were on duty with the Company.

12. Confidentiality. You agree to refrain from disclosing to anyone any proprietary or confidential information of the Company or Bank, including without limitation that confidential information defined in any policy or agreement signed by your about or relating to the Company or the Bank, and their past and present parents, subsidiaries, divisions and related and affiliated organizations, and their respective past and present employees, clients, visitors, and business operations. You agree to abide by and hereby reaffirm Section 10c. of the Employment Agreement which requires you to maintain confidentiality as set forth therein, which is incorporated herein by reference, and which survives your separation from employment.

13. Covenant Not to Compete or Interfere with Relationships. During the period June 16, 2012 through June 15, 2013, you will not serve as an officer, director or employee of any bank holding company, bank, savings bank, savings and loan holding company, credit union, mortgage company or any other financial institution which offers products or services similar to those offered by the Bank within a 30 mile radius from the Bank’s main office or any branch of the Bank, and shall not interfere with the relationship between the Company and/or the Bank and any of its or their customers, employees, agents or representatives.

14. Subsequent Affiliation or Employment and Enforcement.

(a) Advise the Bank of New Affiliation or Employment. During the period from June 16, 2012 through June 15, 2014, you agree to disclose to the Bank, specifically to Ms. Colonna, or her successor, if any, the name and address of any new business affiliation or employer within ten (10) days of your accepting such affiliation or position to allow the Bank to evaluate whether any such employment violates Section 12 and to determine whether you are eligible for health, dental or life insurance benefits. To the extent permissible by applicable law, in the event that you fail to notify the Bank of such new business affiliation or employment as required above, the non-competition period set forth in Section 12 shall be extended by a period equal to the period of nondisclosure. It is understood that failure to report a job in the second year after the non-compete period is over does not extend the non-compete period.

(b) Reasonability of Restrictions. You acknowledge that your rights have been limited by Section 12 only to the extent reasonably necessary to protect the legitimate business interests of the Company and the Bank and that the agreements and covenants set forth in this Letter Agreement are reasonable in duration, geographic application, and scope.

15. Enforcement. You agree that if you violate the covenants and agreements set forth above (including Sections 10, 11, and 12), the Company and the Bank would suffer irreparable harm, and that such harm to the Company and the Bank may be impossible to measure in monetary damages. Accordingly, in addition to any other remedies which the Company and/or the Bank may have at law or in equity, the Company and/or the Bank shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Letter Agreement specifically performed by you, and the Company and/or the Bank shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Letter Agreement, without the posting of a bond. In the event of a violation of Section 12, the Company and/or the Bank shall be entitled to an accounting and repayment of all profits, compensation, remunerations or benefits which you, directly or indirectly, have realized or may realize as a result of, growing out of or in conjunction with any such violation as justified liquidated damages. Such remedies shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company and/or the Bank are or may be entitled at law or in equity.

16. Unemployment Compensation. Should you apply for and be awarded unemployment compensation benefits for any time covering the period June 16, 2012 through June 15, 2014, you will repay to the Bank any amounts paid to you in such benefits and, if you are still receiving payments under Section 2(a), you hereby authorize those amounts to be deducted from the payments set forth in Section 2(a) herein. All decisions regarding unemployment compensation are made by the Unemployment Office, not the Company or the Bank.

17. Return of Company Property: You represent and warrant that on or before the Last Day, you have returned or will return to the Company and/or the Bank, all Company-owned and/or Bank-owned property in your possession, custody or control, including, but not limited to, any company-owned automobiles, keys, access cards, credit cards, cell phones, cameras and camera equipment, computer equipment, laptops, files and all documents or electronically stored information in your possession. You further represent you have not made or kept copies of anything.

18. Miscellaneous:

(a) Non-Disparagement/References: You agree that you will not make any disparaging comments about any of the Releasees, including the Company and the Bank, and will not disrupt the Company’s or Bank’s business in any manner. If requested in writing by a prospective employer, the Company will provide only the dates of your employment and positions held. All requests for references should be directed to Ms. Colonna, or her successor, if any. You agree to refrain from communicating with any media regarding any matter related to the Company and the Bank, including your employment with and departure from the Bank and the Company.

(b) Assignment: The Company and the Bank may assign this Letter Agreement and such assignment will take effect for the benefit of any successors or assigns of the Company and the Bank whether by merger, reorganization, sale of assets or otherwise. You hereby consent and agree to such assignment and enforcement of such rights and obligations by the Company’s and the Bank’s successors or assigns.

(c) No Admission: This Letter Agreement is not, and shall not be construed to be, an admission of liability, culpability or any other legal conclusion on the part of anyone.

(d) Governing Law: This Letter Agreement shall be interpreted, enforced and governed under the substantive laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles. Any dispute between you and any of the Releasees shall be brought, and venue shall be proper, in the state or federal courts sitting in Philadelphia, PA.

(e) Entire Agreement: This Letter Agreement constitutes the entire understanding between the parties regarding your separation from employment with the Company and supersedes any prior written or oral agreements regarding such employment. You acknowledge that there are no representations by the Company, oral or written, which are not set forth in this Letter Agreement upon which you relied in signing this Letter Agreement. This Letter Agreement cannot be modified or amended except by written agreement signed by both you and a duly authorized officer of the Company and the Bank. The Employment Agreement, except for Section 10c. thereof, is void and of no further force or effect.

(f) Headings. The heading of the sections herein are for convenience only and shall not be interpreted to add or detract from the meaning of an section.

19. Acknowledgment: You acknowledge and certify that: (a) under federal securities law, we are obligated to disclose the material terms of this Agreement and a copy of the Agreement in a filing on Form 8-K or as otherwise advised by counsel; (b) you have carefully read and fully understand all of the provisions of this Letter Agreement; and, (c) you are entering into this Letter Agreement knowingly, voluntarily and of your own free will, and intending to be legally bound.

If you choose to accept the terms of this Letter Agreement, please return it to me signed on or before the expiration of twenty-one (21) days from the date you received this Letter Agreement, which we will agree was May 14, 2012, the first business day after your attorney was emailed this Letter Agreement on May 12, 2012. If you do not return it to us signed, we shall assume that you have elected not to accept the terms and conditions of this Letter Agreement and the offers made herein are withdrawn.

Your signature below indicates your acceptance of this Letter Agreement and shall cause this Letter Agreement to be binding upon you, your heirs, representatives and assigns. Your signature shall also signify that you have read and understand this Letter Agreement, have reviewed it with your attorney, and intend to be legally bound by it.

Sincerely,

/s/ Gerard P. Cuddy

Gerard P. Cuddy
President and Chief Executive Officer

Accepted and Agreed to on this 4th day of June 4, 2012, and intending to be legally bound.

/s/ Denise Kassekert
Denise Kassekert